Matthew T. Browne
(858) 550-6045
mbrowne@cooley.com

August 19, 2016
U.S. Auto Parts Network, Inc.
16941 Keegan Avenue
Carson, CA 90746

Ladies and Gentlemen:
We have acted as counsel to U.S. Auto Parts Network, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, including a prospectus (the “Prospectus”) covering the resale of up to 12,023,656 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), currently held by certain selling stockholders as identified in the Prospectus.

In connection with this opinion, we have examined the Registration Statement and the Prospectus, the Company's Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, and such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been validly issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Validity of Common Stock” in the Prospectus.
Sincerely,
Cooley LLP
By: /s/ Matthew T. Browne
Matthew T. Browne

4401 Eastgate Mall, San Diego, CA 92121 T: (858) 550-6000 F: (858) 550-6420 www.cooley.com